Exhibit 4.6

AMENDED AND RESTATED SECURITY AGREEMENT

           THIS AMENDED AND RESTATED SECURITY AGREEMENT (this "Security Agreement") entered into as of October 23, 2003 by and among NATIONSRENT COMPANIES, INC., a Delaware corporation formerly know as NR Holdings, Inc. (the "Company"), NATIONSRENT, INC., a Delaware corporation formerly known as Las Olas Thirteen Corporation ("NationsRent"), each of the other Subsidiaries of the Company identified on the signature pages hereto as a Borrower and any other Subsidiaries of the Company which may from time to time become party hereto (collectively referred to as the "Subsidiary Borrowers" or individually referred to as a "Subsidiary Borrower") (hereinafter, the Company, NationsRent and the Subsidiary Borrowers collectively referred to as the "Obligors" or individually referred to as an "Obligor"), WACHOVIA BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent under the Credit Agreement referred to below (in such capacity, the "Agent") for the several banks and other financial institutions as may from time to time become parties to such Credit Agreement (individually a "Lender" and collectively the "Lenders") amends and restates that certain Security Agreement dated as of June 13, 2003 among the Obligors and the Agent (the "Original Security Agreement").

RECITALS

           WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the "Credit Agreement"), among the Company, the Subsidiary Borrowers, the Lenders party thereto and the Agent, the Lenders have agreed to make Loans and to issue or participate in Letters of Credit upon the terms and subject to the conditions set forth therein; and

           WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans and to issue or participate in Letters of Credit under the Credit Agreement that the Obligors shall have executed and delivered this Security Agreement to the Agent for the benefit of the Lenders.

           NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement, and the following terms which are defined in the Uniform Commercial Code from time to time in effect in the State of New York (the "UCC") are used herein as so defined: Accessions, Accounts, As-Extracted Collateral, Chattel Paper, Commercial Tort Claims, Consumer Goods, Control, Deposit Accounts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Manufactured Homes, Proceeds, Securities Intermediary, Software, Standing Timber, Supporting Obligations and Tangible Chattel Paper. For purposes of this Security Agreement, the term "Lender" shall include any Affiliate of any Lender which has entered into a Lender Hedging Agreement.

(b) In addition, the following terms shall have the following meaning:

"Copyright Licenses": any written agreement providing for the grant by or to any Obligor of any right under any Copyright including, without limitation, any thereof referred to in Schedule 1(b) hereto.

"Copyrights": (a) all copyrights in all Works, now existing or hereafter created or acquired (and whether or not registered in the United States and/or any other jurisdiction), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of any other country including, without limitation, any thereof referred to in Schedule 1(b) hereto, and (b) all renewals thereof including, without limitation, any thereof referred to in Schedule 1(b) hereto.

"Intellectual Property": all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses and all other intellectual property of the Obligors.

"Patent License": all agreements, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 1(b) hereto.

"Patents": (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 1(b) hereto, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 1(b) hereto.

"Secured Obligations": (a) all of the Obligations, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several and (b) all expenses and charges, legal and otherwise, incurred by the Agent and/or the Lenders in collecting or enforcing any Obligation or in realizing on or protecting any security therefor, including without limitation the security afforded hereunder.

"Trademark License": means any agreement, written or oral, providing for the grant by or to an Obligor of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 1(b) hereto.

"Trademarks": (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 1(b) hereto, and (b) all renewals thereof.

"Work": any work which is subject to copyright protection pursuant to Title 17 of the United States Code or under the legislation of any other country.

           2. Grant of Security Interest in the Collateral. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Agent, for the benefit of the Lenders, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the "Collateral"):

(a)	all Accounts;

(b)	all cash and Cash Equivalents;

(c)	all Chattel Paper;

(d)	those certain Commercial Tort Claims of the Obligors in which an Obligor is the claimant set forth on Schedule 2(c) attached hereto (as such Schedule may be updated from time to time by the Obligors);

(e)	all Copyrights;

(f)	all Copyright Licenses;

(g)	all Deposit Accounts, including, without limitation, the Lockbox Accounts, the Wachovia Cash Collateral Account, the Wachovia Funding Account and any replacement or successor accounts relating thereto;

(h)	all Documents;

(i)	all Equipment, including, without limitation, any certificates of title and vehicles and all Equipment subject to a certificate of title or other title record;

(j)	all General Intangibles;

(k)	all Goods;

(l)	all Instruments;

(m)	all Inventory;

(n)	all Investment Property;

(o)	all Letter-of-Credit Rights;

(p)	all agreements, contracts, leases, licenses, tax sharing agreements or hedging arrangements now or hereafter entered into by an Obligor, as such agreements may be amended or otherwise modified from time to time (collectively, the "Assigned Agreements"), including without limitation, (i) all rights of an Obligor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of an Obligor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of an Obligor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of an Obligor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder;

(q)	all Patents;

(r)	all Patent Licenses;

(s)	all Trademarks;

(t)	all Trademark Licenses;

(u)	all Software;

(v)	all Supporting Obligations;

(w)	all books, records, ledger cards, files, correspondence, computer programs, tapes, disks, and related data processing software (owned by such Obligor or in which it has an interest) that at any time evidence or contain information relating to any Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(x)	all other personal property of any kind or type whatsoever owned by such Obligor; and

(y)	to the extent not otherwise included, all Accessions, Proceeds and products of any and all of the foregoing.

           The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest created hereby in the Collateral (a) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising and (b) is not to be construed as an assignment of any Intellectual Property. Notwithstanding the foregoing, the security interest granted herein shall not extend to, and the term "Collateral" shall not include (i) any certificate of title or any vehicle or Equipment subject to a certificate of title or other title record acquired by an Obligor after the Closing Date (and any proceeds of such vehicles or equipment, except for rental payments and Accounts), (ii) any Equipment or Inventory (and any proceeds of such Equipment or Inventory, except for rental payments and Accounts arising from the lease of such Equipment or Inventory or from the sale of Inventory consisting of parts), other than any Equipment or Inventory which is (A) evidenced by a certificate of title or comprised of titled vehicles and (B) owned by an Obligor on the Closing Date (and any proceeds of such Equipment or Inventory), or (iii) the Collateral Account (as defined in the Senior Secured Note Security Agreement as in effect on the Closing Date) and the funds and investments therein.

           3. Provisions Relating to Accounts, Chattel Paper, Contracts and Agreements.

(a) Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of its Accounts, Chattel Paper, contracts and agreements to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither the Agent nor any Lender shall have any obligation or liability under any Account (or any agreement giving rise thereto), Chattel Paper, contract or agreement by reason of or arising out of this Security Agreement or the receipt by the Agent or any Lender of any payment relating to such Account, Chattel Paper, contract or agreement pursuant hereto, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), Chattel Paper, contract or agreement, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), Chattel Paper, contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) At any time and from time to time, the Agent shall have the right, but not the obligation, to make test verifications of the Accounts and the Chattel Paper in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Agent may reasonably require in connection with such test verifications, to the extent and as provided in the Credit Agreement. The Agent in its own name or in the name of others may communicate with account debtors on the Accounts and the Chattel Paper to verify with them to the Agent's satisfaction the existence, amount and terms of any Accounts and Chattel Paper, subject to Article X of the Credit Agreement.

           4. Representations and Warranties. Each Obligor hereby represents and warrants to the Agent, for the benefit of the Lenders, that so long as any of the Secured Obligations remain outstanding or any Credit Document or Lender Hedging Agreement is in effect or any Letter of Credit shall remain outstanding, and until all of the Commitments shall have been terminated:

(a) Chief Executive Office; Books & Records; Legal Name; State of Formation. Each Obligor's chief executive office and chief place of business are (and for the prior four months has been) located at the locations set forth on Schedule 4(a)(i) hereto (as updated from time to time), and each Obligor keeps its books and records at such locations. Each Obligor's exact legal name is as shown in this Security Agreement and its state of formation is (and for the prior four months has been) the state set forth on Schedule 4(a)(i) hereto. No Obligor has in the past four months changed its name, been party to a merger, consolidation or other change in structure or used any tradename not disclosed on Schedule 4(a)(ii) attached hereto (as updated from time to time).

(b) Location of Stores. As of the Closing Date, the location of all stores owned or operated by each Obligor is as shown on Schedule 4(b).

(c) Ownership. Each Obligor is the legal and beneficial owner of its Collateral and has the right to pledge, sell, assign or transfer the same, subject to any encumbrances or restrictions existing under or by reason of Permitted Liens or customary non-assignment provisions in agreements entered into in the ordinary course of business.

(d) Security Interest/Priority. This Security Agreement creates a valid security interest in favor of the Agent, for the benefit of the Lenders, in the Collateral of such Obligor and, when properly perfected by filing, upon the Agent obtaining Control of such Collateral or upon the marking of vehicles titles with the name of the Agent as lienholder, shall constitute a valid first priority, perfected security interest in such Collateral, to the extent such security interest can be perfected by filing or through Control under the UCC or by marking the vehicle title with the name of the lienholder, free and clear of all Liens except for Permitted Liens.

(e) Consents. Except for (i) the filing or recording of UCC financing statements or obtaining Control to perfect the Liens created by this Security Agreement that may be perfected through the filing of a UCC financing statement or obtaining Control, or (ii) the marking of vehicle titles with the name of the Agent as lienholder, no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder, member or creditor of such Obligor), is required (x) for the grant by such Obligor of the security interest in the Collateral granted hereby or for the execution, delivery or performance of this Security Agreement by such Obligor or (y) for the perfection of such security interest or the exercise by the Agent of the rights and remedies provided for in this Security Agreement.

(f) Types of Collateral. None of the Collateral consists of, or is the Proceeds of, As-Extracted Collateral, Consumer Goods, Farm Products, Manufactured Homes or Standing Timber.

(g) Accounts and Chattel Paper. With respect to the Accounts and Chattel Paper of the Obligors: (i) the goods sold, rented or leased and/or services furnished giving rise to each Account and the Chattel Paper are not subject to any security interest or Lien except the first priority, perfected security interest granted to the Agent herein and except for Permitted Liens; (ii) each Account and the papers and documents of the applicable Obligor relating thereto are, and all Chattel Paper is genuine and in all material respects what they purport to be; (iii) each Account and all Chattel Paper arises out of a bona fide transaction for goods sold and delivered (or in the process of being delivered), or rented or leased, by an Obligor or for services actually rendered by an Obligor, which transaction was conducted in the ordinary course of the Obligor's business; (iv) no Account of an Obligor is evidenced by any Instrument or Chattel Paper unless such Instrument or Chattel Paper (other than rental contracts for equipment entered into in the ordinary course of business which contain a notation satisfactory to the Agent disclosing the Agent's lien on such Chattel Paper) has been theretofore endorsed over and delivered to, or submitted to the control of, the Agent; and (v) to each of the Obligors' knowledge, the account debtor with respect to each Account and the obligor with respect to all Chattel Paper has the capacity to contract.

(h) Inventory. No Inventory of an Obligor is held by a third party (other than an Obligor) pursuant to consignment, sale or return, sale on approval or similar arrangement.

(i) Intellectual Property.

(i) Schedule 1(b) hereto includes all registered Copyrights, Patents and Trademarks owned by the Obligors and all material Copyrights, Patents and Trademarks licensed (pursuant to a written license) by or to the Obligors as of the date hereof.

(ii) Except as set forth on Schedule 1(b) hereto, all Intellectual Property of each Obligor is valid, subsisting, unexpired, enforceable and has not been abandoned, and each Obligor is legally entitled to use each of its tradenames in either case, to the extent the failure of the same could reasonably be expected to have a Material Adverse Effect.

(iii) Except as set forth on Schedule 1(b) hereto, none of the material Intellectual Property of the Obligors is the subject of any licensing or franchise agreement as of the date hereof.

(iv) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of any Intellectual Property of the Obligors, to the extent the same could reasonably be expected to have a Material Adverse Effect.

(v) No action or proceeding is pending seeking to limit, cancel or question the validity of any Intellectual Property of the Obligors, or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(vi) All applications pertaining to the Intellectual Property of each Obligor have been duly and properly filed, and all registrations or letters pertaining to such Intellectual Property have been duly and properly filed and issued, and all of such Intellectual Property is valid and enforceable, in each case, to the extent the failure of the same could reasonably be expected to have a Material Adverse Effect.

(vii) No Obligor has made any assignment or agreement in conflict with the security interest of the Agent in the Intellectual Property of each Obligor hereunder to the extent the same could reasonably be expected to have a Material Adverse Effect.

(j) Documents, Instruments and Chattel Paper. All Documents, Instruments and Chattel Paper describing, evidencing or constituting Collateral are, to the Obligors' knowledge, complete, valid, and genuine.

(k) Equipment. With respect to each Obligor's Equipment: (i) such Obligor has good and marketable title thereto; and (ii) all such Equipment is in normal operating condition and repair and is suitable for the uses to which it is customarily put in the conduct of such Obligor's business.

(l) Restrictions on Security Interest. None of the Obligors is party to any material license or any material lease that contains legally enforceable restrictions on the granting of a security interest therein, other than restrictions existing under or by reason of customary non-assignment provisions in agreements entered into in the ordinary course of business.

           5. Covenants. Each Obligor covenants that, so long as any of the Secured Obligations remain outstanding or any Credit Document or Lender Hedging Agreement is in effect or any Letter of Credit shall remain outstanding, and until all of the Commitments shall have been terminated, such Obligor shall:

(a) Other Liens. Defend the Collateral against the claims and demands of all other parties claiming an interest therein, and keep the Collateral free from all Liens, except for Permitted Liens. Neither the Agent nor any Lender authorizes any Obligor to, and no Obligor shall, sell, exchange, transfer, assign, lease or otherwise dispose of the Collateral or any interest therein, except as permitted under the Credit Agreement.

(b) Preservation of Collateral. Keep the Collateral in good working order and condition (ordinary wear and tear excepted) in accordance with past operating practices; not use the Collateral in violation of the provisions of this Security Agreement; not use the Collateral in violation of any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance, in each case, to the extent that the failure to do so could reasonably be expected to have an adverse effect on a material portion of the Collateral; not permit any Collateral to be or become a fixture to real property or an accession to other personal property unless the Agent has a valid, perfected and first priority security interest for the benefit of the Lenders in such real or personal property, other than Permitted Liens; and not, without the prior written consent of the Agent, alter or permanently remove any serial number on its Equipment.

(c) Possession or Control of Certain Collateral. If (i) any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Tangible Chattel Paper or Supporting Obligation or (ii) if any Collateral shall be stored or shipped subject to a Document or (iii) if any Collateral shall consist of Investment Property in the form of certificated securities, promptly notify the Agent of the existence of such Collateral and, at the request of the Agent, deliver such Instrument, Chattel Paper, Supporting Obligation, Document or Investment Property to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Security Agreement. Notwithstanding the foregoing, the Obligor shall not be required to deliver to the Agent any rental contract for equipment entered into in the ordinary course of its business which constitutes Chattel Paper so long as such rental contract contains a notation satisfactory to the Agent disclosing the Agent's lien on such Chattel Paper. If any Collateral shall consist of Deposit Accounts, Chattel Paper in electronic form, Letter-of-Credit Rights or uncertificated Investment Property, execute and deliver (and, with respect to any Collateral consisting of uncertificated Investment Property, cause the Securities Intermediary with respect to such Investment Property to execute and deliver) to the Agent, upon the Agent's request, all control agreements, assignments, instruments or other documents as reasonably requested by the Agent for the purposes of obtaining and maintaining control of such Collateral within the meaning of the UCC.

(d) Changes in Corporate Structure or Location. Except as otherwise permitted in the Credit Agreement, not, without providing 30 days prior written notice to the Agent and without filing (or confirming that the Agent has filed) such amendments to any previously filed financing statements as the Agent may require, (i) alter its corporate existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or formation, (iii) change its registered corporate name, or (iv) change the location of its chief executive office and chief place of business (as well as its books and records) from the locations set forth on Schedule 4(a)(i) hereto.

(e) Inspection. Allow the Agent or its representatives to visit and inspect the Collateral as set forth in Section 7.7 of the Credit Agreement.

(f) Perfection of Security Interest. Each Obligor hereby authorizes the Agent to prepare and file such financing statements (including renewal statements and in lieu statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC and, subject to Permitted Liens, to ensure the priority of such security interests. Each Obligor shall also execute and deliver to the Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents, as the Agent may reasonably request) and do all such other things as the Agent may reasonably deem necessary or appropriate (i) to assure to the Agent its security interests hereunder are first priority (subject to Permitted Liens) and perfected, including (A) such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time reasonably request in order to perfect and maintain the security interests granted hereunder and to ensure the first priority (subject to Permitted Liens) thereof in accordance with the UCC and any other personal property security legislation in the appropriate state(s) or province(s), (B) with regard to Copyrights, a Notice of Grant of Security Interest in Copyrights for filing with the United States Copyright Office or in any similar office or agency of the United States or any other country, substantially in the form of Schedule 5(f)(i) attached hereto, (C) with regard to Patents, a Notice of Grant of Security Interest in Patents for filing with the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country, substantially in the form of Schedule 5(f)(ii) attached hereto and (D) with regard to Trademarks, a Notice of Grant of Security Interest in Trademarks for filing with the United States Patent and Trademark Office or in any similar office or agency of the United States or any other country, substantially in the form of Schedule 5(f)(iii) attached hereto, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Agent of its rights and interests hereunder. To that end, each Obligor hereby irrevocably makes, constitutes and appoints the Agent, its nominee or any other person whom the Agent may designate, as such Obligor's attorney-in-fact with full power and for the limited purpose to sign in the name of such Obligor any such financing statements, or amendments and supplements to financing statements, in lieu statements, renewal financing statements, notices or any similar documents which in the Agent's reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of and the first priority (subject to Permitted Liens) of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as any of the Secured Obligations remain outstanding or any Credit Document or Lender Hedging Agreement is in effect or any Letter of Credit shall remain outstanding and until all of the Commitments shall have terminated. Each Obligor hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or any such financing statement is sufficient for filing as a financing statement by the Agent without notice thereof to such Obligor wherever the Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent and the first priority thereof (subject to Permitted Liens) under the law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove). Each Obligor agrees to maintain adequate books and records (in written or electronic form) which reflect the security interest of the Agent in the Collateral and the status of each Obligor's inventory and equipment which is leased to an Obligor or which is subject to a Permitted Lien.

(g) Collateral Held by Warehouseman, Bailee, etc. If any Collateral is at any time in the possession or control of a warehouseman, bailee or any agent, processor or repairman of such Obligor other than in the ordinary course of the Obligor's business, (i) notify the Agent of such possession, (ii) notify such Person of the Agent's security interest for the benefit of the Lenders in such Collateral, (iii) instruct such Person to hold all such Collateral for the Agent's account subject to the Agent's instructions and (iv) obtain an acknowledgment from such Person that it is holding such Collateral for the benefit of the Agent.

(h) Treatment of Accounts. (i) Comply with all provisions of the Credit Agreement relating to the establishment and maintenance of the Lockboxes, (ii) comply with all reporting requirements set forth in the Credit Agreement with respect to Accounts, (iii) not grant or extend the time for payment of any Account, or compromise or settle any Account for less than the full amount thereof, or release any person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of an Obligor's business and (iv) maintain at its principal place of business a record of Accounts consistent with customary business practices.

(i) Covenants Relating to Inventory.

(i) Maintain, keep and preserve its Inventory in good salable condition at its own cost and expense, in accordance with the provisions of the Credit Agreement.

(ii) Comply with all reporting requirements set forth in the Credit Agreement with respect to Inventory.

(iii) If any of the Inventory is at any time evidenced by a document of title, promptly upon request by the Agent, deliver such document of title to the Agent.

(j) [Intentionally Omitted].

(k) Covenants Relating to Patents and Trademarks.

(i) (A) Continue to use each material Trademark in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (B) maintain as in the past the quality of products and services offered under such Trademark, (C) employ such Trademark with the appropriate notice of registration, (D) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Agent, for the benefit of the Lenders, shall obtain a perfected security interest in such mark pursuant to this Security Agreement, and (E) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material Trademark may become invalidated.

(ii) Not do any act, or omit to do any act, whereby any Patent may become abandoned or dedicated, to the extent that the same could reasonably be expected to have a Material Adverse Effect.

(iii) Promptly notify the Agent if it knows, or has reason to know, that any application or registration relating to any Patent or Trademark may become abandoned or dedicated, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court or tribunal in any country) regarding an Obligor's ownership of any such Patent or Trademark or its right to register the same or to keep, maintain and use the same, in each case, to the extent the failure to do the same could reasonably be expected to have a Material Adverse Effect.

(iv) Whenever an Obligor, either by itself or through an agent, employee, licensee or designee, shall file an application for the registration of any Patent or Trademark with the United States Patent and Trademark Office or any similar office or agency in any country or any political subdivision thereof, such Obligor shall report such filing to the Agent and the Lenders within thirty days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Agent, an Obligor shall execute and deliver any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent's and the Lenders' security interest in any Patent or Trademark and the goodwill and General Intangibles of such Obligor relating thereto or represented thereby.

(v) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, or any similar office or agency in any country or any political subdivision thereof, to maintain and pursue each application, to obtain the relevant registration and to maintain each registration of the Patents and Trademarks, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(vi) Promptly notify the Agent and the Lenders after it learns that any Patent or Trademark included in the Collateral is infringed, misappropriated or diluted by a third party to an extent that could reasonably be expected to have a Material Adverse Effect and promptly sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as it shall reasonably deem appropriate under the circumstances to protect such Patent or Trademark.

(vii) Not make any assignment or agreement in conflict with the security interest in the Patents or Trademarks of any Obligor hereunder except for Permitted Liens and encumbrances or restrictions existing under or by reason of customary non-assignment provisions in agreements entered into in the ordinary course of business.

(l) New Patents, Copyrights and Trademarks. Provide the Agent with (i) a listing of all applications, if any, for new Copyrights, Patents or Trademarks (together with a listing of the issuance of registrations or letters on present applications), which new applications and issued registrations or letters shall be subject to the terms and conditions hereunder, and (ii) (A) with respect to Copyrights, a duly executed Notice of Grant of Security Interest in Copyrights, (B) with respect to Patents, a duly executed Notice of Grant of Security Interest in Patents, (C) with respect to Trademarks, a duly executed Notice of Grant of Security Interest in Trademarks or (D) such other duly executed documents as the Agent may reasonably request in a form reasonably acceptable to the Agent and suitable for recording to evidence the security interest in the Copyright, Patent or Trademark which is the subject of such new application, in each case, within thirty days after the last day of the fiscal quarter in which such filing occurs.

(m) Commercial Tort Claims; Notice of Litigation. (i) Promptly forward to the Agent written notification of any and all Commercial Tort Claims, including, but not limited to, any and all actions, suits, and proceedings before any court or Governmental Authority by or affecting such Obligor or any of its Subsidiaries and (ii) execute and deliver such statements, documents and notices and do and cause to be done all such things as may be required by the Agent, or required by law, including all things which may from time to time be necessary under the UCC to fully create, preserve, perfect and protect the priority of the Agent's security interest in any Commercial Tort Claims.

(n) Bank Accounts. At all times, maintain the Lockbox Accounts and the Wachovia Cash Collateral Account and any replacement or successor accounts relating thereto in accordance with the terms of the Lockbox Agreements and the Credit Agreement, as applicable, and cause all amounts received in the Lockboxes relating thereto to be deposited into the applicable Lockbox Account or the Wachovia Cash Collateral Account, as the case may be, and to be applied as set forth in the applicable Lockbox Agreement and the Credit Agreement, as appropriate. All amounts on deposit in the Lockbox Accounts, the Wachovia Cash Collateral Account, the Wachovia Funding Account and any replacement or successor account relating thereto shall be subject to the Lien of the Agent hereunder.

(o) Insurance. Insure, repair and replace the Collateral of such Obligor as set forth in the Credit Agreement.

(p) Covenants Relating to the Assigned Agreements.

(i) Upon the reasonable request of the Agent, each Obligor shall, at its expense, (A) furnish to the Agent copies of all notices, requests and other documents received by such Obligor under or pursuant to the Assigned Agreements, and such other information and reports regarding the Assigned Agreements and (B) make to any other party to any Assigned Agreement such demands and requests for information and reports or for action as an Obligor is entitled to make thereunder.

(ii) Unless the applicable Obligor believes it is necessary in the prudent conduct of its business, no Obligor shall (A) cancel or terminate any Assigned Agreement of such Obligor or consent to or accept any cancellation or termination thereof; (B) amend or otherwise modify any Assigned Agreement of such Obligor or give any consent, waiver or approval thereunder; (C) waive any default under or breach of any Assigned Agreement of such Obligor; or (D) take any other action in connection with any Assigned Agreement of such Obligor which would impair the value of the interest or rights of such Obligor thereunder or which would impair the interests or rights of the Agent.

           6. Special Provisions Regarding Inventory.

(a) Notwithstanding anything to the contrary contained in this Security Agreement, each Obligor may, unless and until an Event of Default occurs and is continuing and the Agent instructs such Obligor otherwise, without further consent or approval of the Agent, use, consume, sell, rent, lease and exchange its Inventory in the ordinary course of its business as presently conducted, whereupon, in the case of such a sale or exchange, the security interest created hereby in the Inventory so sold or exchanged (but not in any Proceeds arising from such sale or exchange) shall cease immediately without any further action on the part of the Agent. The Agent acknowledges that its security interest in the Proceeds of such Inventory (other than rental or lease proceeds) is subject to prior Permitted Liens to the extent of the Indebtedness secured thereby.

(b) Upon the Lenders' making any Loan pursuant to the Credit Agreement or the Issuing Bank issuing any Letter of Credit pursuant to the Credit Agreement, each Obligor shall be deemed to have warranted that all warranties of such Obligor set forth in this Security Agreement with respect to its Inventory are true and correct in all material respects with respect to such Inventory, including without limitation that such Inventory is located at a location set forth on Schedule 4(b) hereto.

           7. Performance of Obligations; Advances by Agent. On failure of any Obligor to perform any of the covenants and agreements contained herein, the Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent may make for the protection of the security interest hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate set forth in Section 4.2 of the Credit Agreement. No such performance of any covenant or agreement by the Agent on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any default under the terms of this Security Agreement, the other Credit Documents or any Lender Hedging Agreement. The Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by an Obligor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

           8. Events of Default.

           The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an event of default hereunder (an "Event of Default").

           9. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during continuation thereof, the Lenders shall have, in addition to the rights and remedies provided herein, in the Credit Documents, in any Lender Hedging Agreement or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the Uniform Commercial Code (or equivalent local law) of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Agent may, with or without judicial process or the aid and assistance of others, (i) enter on any premises on which any of the Collateral may be located and, without resistance or interference by the Obligors, take possession of the Collateral, (ii) dispose of any Collateral on any such premises, (iii) require the Obligors to assemble and make available to the Agent at the expense of the Obligors any Collateral at any place and time designated by the Agent which is reasonably convenient to both parties, (iv) remove any Collateral from any such premises for the purpose of effecting sale or other disposition thereof, and/or (v) without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion. Neither the Agent's compliance with any applicable state or federal law in the conduct of such sale, nor its disclaimer of any warranties relating to the Collateral, shall be considered to adversely affect the commercial reasonableness of such sale. In addition to all other sums due the Agent and the Lenders with respect to the Secured Obligations, the Obligors shall pay the Agent and each of the Lenders all reasonable out-of-pocket costs and expenses incurred by the Agent or any such Lender, including, but not limited to, reasonable out-of-pocket attorneys' fees and court costs, in obtaining or liquidating the Collateral, in enforcing payment of the Secured Obligations, or in the prosecution or defense of any action or proceeding by or against the Agent or the Lenders or the Obligors concerning any matter arising out of or connected with this Security Agreement, any Collateral or the Secured Obligations, including, without limitation, any of the foregoing arising in, arising under or related to a case under any bankruptcy, insolvency or similar law. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Borrower in accordance with the notice provisions of Section 14.5 of the Credit Agreement at least ten (10) days before the time of sale or other event giving rise to the requirement of such notice. The Agent and the Lenders shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by law, any Lender may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Agent and the Lenders may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which the sale was postponed, or the Agent and the Lenders may further postpone such sale by announcement made at such time and place.

(b) Remedies Relating to Accounts. Upon the occurrence of an Event of Default and during the continuation thereof, whether or not the Agent has exercised any or all of its rights and remedies hereunder, the Agent shall have the right to enforce any Obligor's rights against any account debtors and obligors on such Obligor's Accounts. Each Obligor acknowledges and agrees that the Proceeds of its Accounts remitted to or on behalf of the Agent in accordance with the provisions hereof shall be solely for the Agent's own convenience and that such Obligor shall not have any right, title or interest in such Proceeds or in any such other amounts except as expressly provided herein. The Agent and the Lenders shall have no liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend "payment in full" or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. The Agent shall have no obligation to apply or give credit for any item included in proceeds of Accounts or other Collateral until the applicable Lockbox Bank has received final payment therefor at its offices in cash. However, if the Agent does permit credit to be given for any item prior to a Lockbox Bank receiving final payment therefor and such Lockbox Bank fails to receive such final payment or an item is charged back to the Agent or any Lockbox Bank for any reason, the Agent may at its election in either instance charge the amount of such item back against any such Lockbox Accounts, together with interest thereon at a rate per annum equal to the default rate set forth in Section 4.2 of the Credit Agreement. Each Obligor hereby agrees to indemnify the Agent and the Lenders from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys' fees suffered or incurred by the Agent or the Lenders (each, an "Indemnified Party") because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, employees or agents. In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by an Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto. The Agent shall have no liability or responsibility to any Obligor for a Lockbox Bank accepting any check, draft or other order for payment of money bearing the legend "payment in full" or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance (it being understood that this sentence shall in no way affect the liability or responsibility of any such Lockbox Bank).

(c) Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Agent, and use the same, together with materials, supplies, books and records of the Obligors for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, the Agent may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral. If the Agent exercises its right to take possession of the Collateral, each Obligor shall also at its expense perform any and all other steps reasonably requested by the Agent to preserve and protect the security interest hereby granted in the Collateral, such as placing and maintaining signs indicating the security interest of the Agent, appointing overseers for the Collateral and maintaining inventory records.

(d) Nonexclusive Nature of Remedies. Failure by the Agent or the Lenders to exercise any right, remedy or option under this Security Agreement, any other Credit Document, any Lender Hedging Agreement or as provided by law, or any delay by the Agent or the Lenders in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated, which in the case of the Agent or the Lenders shall only be granted as provided herein. To the extent permitted by law, neither the Agent, the Lenders, nor any party acting as attorney for the Agent or the Lenders, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Agent and the Lenders under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the Lenders may have.

(e) Retention of Collateral. The Agent may, after providing the notices required by Section 9-620 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Lenders are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the default rate set forth in Section 4.2 of the Credit Agreement, together with the costs of collection and the reasonable fees of any attorneys employed by the Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

(g) Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Lenders shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Lenders have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Lenders shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent's and the Lenders' rights or the Secured Obligations under this Security Agreement, under any other of the Credit Documents or under any Lender Hedging Agreement.

           10. Rights of the Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Agent, on behalf of the Lenders, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to demand, collect, settle, compromise, adjust, give discharges and releases, all as the Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv) to receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders, bills of lading, warehouse receipts or other instruments or documents evidencing payment, shipment or storage of the goods giving rise to the Collateral of such Obligor, or securing or relating to such Collateral, on behalf of and in the name of such Obligor;

(v) to sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Agent were the absolute owner thereof for all purposes;

(vi) to adjust and settle claims under any insurance policy relating thereto;

(vii) to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated herein;

(viii) to institute any foreclosure proceedings that the Agent may deem appropriate; and

(ix) to do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable (i) for so long as any of the Secured Obligations remain outstanding, any Credit Document or any Lender Hedging Agreement is in effect or any Letter of Credit shall remain outstanding and (ii) until all of the Commitments shall have been terminated. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b) Assignment by the Agent. Subject to the terms of the Credit Agreement, the Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Security Agreement in relation thereto.

(c) The Agent's Duty of Care. Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 9 hereof, the Agent shall have no obligation to clean-up, repair or otherwise prepare the Collateral for sale.

           11. Application of Proceeds. Any amounts on deposit in the Lockbox Accounts, the Wachovia Cash Collateral Account, the Wachovia Funding Account and any replacement or successor accounts relating thereto, as applicable, shall be applied by the Agent in accordance with the terms of the Credit Agreement and the Lockbox Agreement relating thereto. Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Agent or any of the Lenders in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 2.9 of the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent's sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

           12. Costs of Counsel. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Security Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Security Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Security Agreement or with respect to the Collateral, then the Obligors agree to promptly pay upon demand any and all such reasonable out-of-pocket costs and expenses of the Agent or the Lenders, all of which costs and expenses shall constitute Secured Obligations hereunder.

           13. Continuing Agreement.

(a) This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remain outstanding or any Credit Document or Lender Hedging Agreement or any Letter of Credit shall remain outstanding and until all of the Commitments thereunder shall have terminated. Upon such payment and termination, this Security Agreement shall be automatically terminated and the Agent and the Lenders shall, upon the request and at the expense of the Obligors, forthwith release all of their liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

(b) This Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Agent or any Lender in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

           14. Amendments; Waivers; Modifications. This Security Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 14.10 of the Credit Agreement.

           15. Successors in Interest. This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Lenders hereunder, to the benefit of the Agent and the Lenders and their successors and permitted assigns; provided, however, that none of the Obligors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement. To the fullest extent permitted by law, each Obligor hereby releases the Agent and each Lender, each of their respective officers, employees and agents and each of their respective successors and assigns, from any liability for any act or omission relating to this Security Agreement or the Collateral, except for any liability arising from the gross negligence or willful misconduct of the Agent or such Lender or their respective officers, employees and agents.

           16. Notices. All notices required or permitted to be given under this Security Agreement shall be in conformance with Section 14.5 of the Credit Agreement.

           17. Counterparts. This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart.

           18. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Security Agreement.

           19. Governing Law; Submission to Jurisdiction and Service of Process; Arbitration; Waiver of Jury Trial. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF. The terms of Sections 14.2 and 14.3 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

           20. Severability. If any provision of any of the Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

           21. Entirety. This Security Agreement, the other Credit Documents and the Lender Hedging Agreements represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents, the Lender Hedging Agreements or the transactions contemplated herein and therein.

           22. Survival. All representations and warranties of the Obligors hereunder shall survive the execution and delivery of this Security Agreement, the other Credit Documents and the Lender Hedging Agreements, the delivery of the Notes and the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

           23. Joint and Several Obligations of Obligors.

(a) Each of the Obligors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Obligors and in consideration of the undertakings of each of the Obligors to accept joint and several liability for the obligations of each of them.

(b) Each of the Obligors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Obligors with respect to the payment and performance of all of the Secured Obligations arising under this Security Agreement, the other Credit Documents and the Lender Hedging Agreements, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Obligors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of an Obligor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Obligor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

(d) Each of the Obligors hereby waives any and all suretyship defenses.

           24. Rights of Required Lenders. All rights of the Agent hereunder, if not exercised by the Agent, may be exercised by the Required Lenders.

           25. Marshalling. Neither the Agent nor any Lender shall be under any obligation to marshall any assets in favor of any Obligor or any other Person or against or in payment of any or all of the Secured Obligations.

           26. Conflicts. To the extent that any provision of this Security Agreement is inconsistent with or conflicts with any provision of the Credit Agreement, the provision of the Credit Agreement will control.

           27. Renewal and Extension of Liens and Security Interests. The Obligors acknowledge that the pledge and grant of liens and security interests made by the Obligors to the Agent, for the benefit of the Lenders, in the Original Security Agreement, are valid and subsisting, are not impaired or diminished hereby, and are extended and carried forward hereby to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Secured Obligations.

[remainder of page intentionally left blank]

           Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	NATIONSRENT COMPANIES, INC.
NATIONSRENT, INC.
LAS OLAS TWELVE CORPORATION
LAS OLAS FOURTEEN CORPORATION
NRGP, INC.
NATIONSRENT USA, INC.
NATIONSRENT WEST, INC.
LOGAN EQUIPMENT CORP.
NATIONSRENT TRANSPORTATION SERVICES, INC.
BDK EQUIPMENT COMPANY, INC.
NR DELAWARE, INC.

By:
Name:
Title:

NATIONSRENT OF TEXAS, LP

By: NRGP, Inc., as General Partner

By:
Name:
Title:

           Accepted and agreed to as of the date first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent By: Name: Title:

SCHEDULE 5(f)(i)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

COPYRIGHTS

[United States Copyright Office]

Gentlemen:

           Please be advised that pursuant to the Amended and Restated Security Agreement dated as of October ___, 2003 (as the same may be amended, modified, extended or restated from time to time, the "Security Agreement") by and among the Obligors thereto (each an "Obligor" and collectively, the "Obligors") and Wachovia Bank, National Association, as Agent (the "Agent") for the lenders referenced therein (the "Lenders"), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the copyrights and copyright applications shown below to the Agent for the benefit of the Lenders:

COPYRIGHTS

Copyright No.	Description of Copyright	Date of Copyright

COPYRIGHT APPLICATIONS

Copyright Application No.	Description of Copyright Applied For	Date of Copyright Application

           The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing copyrights and copyright applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any copyright or copyright application.

Very truly yours, [Obligor] By: Name: Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

SCHEDULE 5(f)(ii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

PATENTS

[United States Patent and Trademark Office]

Gentlemen:

           Please be advised that pursuant to the Amended and Restated Security Agreement dated as of October ___, 2003 (as the same may be amended, modified, extended or restated from time to time, the "Security Agreement") by and among the Obligors thereto (each an "Obligor" and collectively, the "Obligors") and Wachovia Bank, National Association, as Agent (the "Agent") for the lenders referenced therein (the "Lenders"), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the patents and patent applications shown below to the Agent for the benefit of the Lenders:

PATENTS

Patent No.	Description of Patent	Date of Patent

PATENT APPLICATIONS

Patent Application No.	Description of Patent Applied For	Date of Patent Application

           The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing patents and patent applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any patent or patent application.

Very truly yours, [Obligor] By: Name: Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

SCHEDULE 5(f)(iii)

NOTICE

OF

GRANT OF SECURITY INTEREST

IN

TRADEMARKS

[United States Patent and Trademark Office]

Gentlemen:

           Please be advised that pursuant to the Amended and Restated Security Agreement dated as of October ___, 2003 (as the same may be amended, modified, extended or restated from time to time, the "Security Agreement") by and among the Obligors thereto (each an "Obligor" and collectively, the "Obligors") and Wachovia Bank, National Association, as Agent (the "Agent") for the lenders referenced therein (the "Lenders"), the undersigned Obligor has granted a continuing security interest in and continuing lien upon, the trademarks and trademark applications shown below to the Agent for the benefit of the Lenders:

TRADEMARKS

Trademark No.	Description of Trademark	Date of Trademark

TRADEMARK APPLICATIONS

Trademark Application No.	Description of Trademark Applied For	Date of Trademark Application

           The Obligors and the Agent, on behalf of the Lenders, hereby acknowledge and agree that the security interest in the foregoing trademarks and trademark applications (i) may only be terminated in accordance with the terms of the Security Agreement and (ii) is not to be construed as an assignment of any trademark or trademark application.

Very truly yours, [Obligor] By: Name: Title:

Acknowledged and Accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title: